EXHIBIT 99.3
Operator
Good day, ladies and gentlemen, and welcome to the second quarter 2007 BioMed Realty Trust, Inc. conference call. My name is Sean and I will be your coordinator for today. At this time all participants are in a listen-only mode. We will be facilitating a question-and-answer session toward the end of this conference. [OPERATOR INSTRUCTIONS]
I would now like to turn the presentation over to your host for today’s call, Mr. Jon Klassen, Vice President, Legal. Please proceed.
Jon Klassen - Vice President, Legal
Thank you, Sean. Welcome everyone. On the call today are Alan Gold, Chief Executive Officer and Kent Griffin, Chief Financial Officer. Before we begin, I would like to remind everyone of the Safe Harbor statement included in yesterday’s press release. The Private Securities Litigation Reform Act of 1995 provides a Safe Harbor for certain forward-looking statements including statements made during the course of today’s conference call. Such forward-looking statements are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company.
There can be no assurance that future developments affecting the Company will be those anticipated by the Company. Actual results may differ materially from those projected in the forward-looking statements. These forward-looking statements involve significant risks and uncertainties, some of which are beyond the control of the Company and are subject to change based upon various factors. These risks and uncertainties include general risks affecting the real estate industry; risks associated with the availability and terms of financing and the use of debt to fund acquisitions; and risks associated with the failure to manage effectively the Company’s growth and expansion into new markets or to integrate acquisitions and developments successfully.
For a more detailed discussion of some of the ongoing risks and uncertainties of the Company’s business, I refer you to the reports filed by the Company with the Securities and Exchange Commission including the Company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q. The Company disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.
With that said, I would now like to turn the call over to Alan Gold. Alan?
Alan Gold - Chairman, President and CEO
Thank you, Jon, and thank you all for joining us here today. Obviously we’re very pleased to report our second-quarter results for 2007. Just this week, BioMed celebrated its three-year anniversary as a public Company and as a member of the New York Stock Exchange. We are extremely proud of all that our team has accomplished these past three years and we appreciate the continuing support of our shareholders as we continue to execute on our business plan.

Now as a reminder on our business model, our business model is to focus on high quality mid-tier life science tenants in our core markets utilizing a strong and flexible balance sheet to drive above-average returns for our shareholders. And although we are being mimicked by others, we continue to succeed with our core acquisition and leasing activities.
It is hard to believe that just three short years ago we started with just 13 leased properties, no development projects, no redevelopment opportunities and now we have an operating portfolio of over 56 properties, five major construction projects and five redevelopment properties.
We are certainly excited about our opportunity to deliver significant returns for our shareholders.
Now as is our routine, I will take a few minutes to talk about some of the highlights for the second quarter and then I will turn it over to Kent Griffin, our Chief Financial Officer, who will review the financial results after which we will open it up for questions.
On the acquisition and investment front, we continue to build what we believe is the premier life science portfolio in the country. As previously reported on April 4, we entered into a joint venture with Prudential Real Estate Investors and acquired through the joint venture a portfolio of properties for approximately $507 million. This portfolio acquisition expanded our already dominant presence in the Boston market and particularly in Cambridge and provides us with the most visible near-term path to providing world-class space to life science tenants in what many consider the strongest life science market in the world.
In the few short months that we have owned this portfolio, we have had significant progress in executing our business plan. The transition of 301 Binney construction project was smooth and seamless and we continue to be on track to complete core shell construction on time and on budget in the third quarter.
This property is 27% pre-leased, and we have been entertaining significant tenant interest. As a matter-of-fact, activity in the Boston market is very strong. Though we have not yet formally broken ground on the 650 East Kendall site, also known as Kendall B, our predevelopment work is well underway and we and our joint venture partner may very well elect to break ground on construction in the third quarter of 2007.
Our excitement for moving forward with construction is based on the current strength of local market conditions and indications of significant potential tenant interest.
Now as we discussed on our last quarter conference call, there were several non-core components to this portfolio that we did not intend to hold long-term. Last week we closed on the sale of non-life science parcels in Kendall Square for approximately $15.6 million, executing on this disposition well ahead of our original business plan.
As many have noted, the joint venture with Prudential was a major milestone for our sector. As the first large-scale institutional investment in the life science space, we certainly agree. As leaders in our industry, we have spent considerable time over the years educating investors and lenders in the tremendous opportunities for investment in this product-type and we believe the success of our joint venture paves the way for future institutional joint ventures in this space and provides another source of growth capital which is particularly important in light of the current capital market conditions.
Now as I mentioned in my opening remarks, we continue to have success with our business plan as we made two more off-market acquisitions in our key markets during the quarter. One we mentioned in our last quarterly call, the acquisition of three buildings from Arena Pharmaceuticals on May 2 in a highly accretive sale leaseback transaction for approximately $50 million.

Then on May 8, we acquired a 51,000 square foot asset in the Shady Grove submarket of Maryland for approximately $15 million. This property is directly adjacent to our HGS Belward asset and is 100% leased to Novavax Inc. through 2013. Novavax is a public Tier 3 biotechnology company focused on developing vaccines for various infections that include HIV, AIDS, SARS, hepatitis and the avian flu.
Now on May 30, we made our first disposition in our Company’s history when we sold our Colorow Drive property in Salt Lake City Utah for $20 million resulting in a $1.1 million gain. As some of you may know, we acquired the property in December 2005 pursuant to a sale leaseback with NPS Pharmaceuticals for $19 million. The property is subject to a ground lease from the University of Utah and served as NPS’s corporate headquarters.
In March of this year, NPS pursued a significant restructuring to conserve cash flow. This ultimately involved consolidating operations and moving their headquarters to Parsippany, New Jersey. Given the significant change in circumstance, we agreed to sell the property back to NPS for $20 million. I think this transaction really highlights the expertise of our underwriting and structuring team as the investment resulted in an unleveraged annualized IRR in excess of 12%.
On the leasing front, there has been and continues to be positive momentum from perspective tenants in all of our core markets. With almost 125,000 square feet of new or amended and renewed leases during the second quarter, our total for the year is now approximately 360,000 square feet and rents on renewals were up 30.4% versus prior rents. Additionally during the second quarter, we signed a lease for 55,588 square feet with Macroflux at our Ardentech Court property in the Newark/Fremont submarket of San Francisco.
We acquired the Ardentech property in November 2004 for $10.5 million or around $200 a square foot and north of a 9.5% cash yield. The property included partially improved lab space but had the potential for additional improvements. This property was previously leased to Vicuron Pharmaceuticals, a wholly-owned subsidiary of Pfizer through November of 2009. You may recall that Vicuron was acquired by Pfizer in 2005 and after the acquisition Pfizer consolidated Vicuron’s operations into Vicuron’s corporate headquarters location in Pennsylvania.
Now knowing of Pfizer’s desire to sublease this space, we were able to source and negotiate a highly attractive lease with Macroflux and then negotiate an even more attractive lease termination with Pfizer. So in May of this year, we terminated Pfizer’s existing lease, concurrently signed the ten-year lease with Macroflux for the entire building. Macroflux Corp. is a Tier 3 specialty pharmaceutical company originally within the ALZA Corporation and spun out from Johnson & Johnson Internal Ventures in October of 2006 to pursue drug delivery technologies, actually a very exciting company.
We will be investing roughly $75 per square foot in tenant improvements to build out additional lab space and we will increase rents 54% from sub$20 to approximately $30 generating a yield now in excess of 10% on our total investment. So if you were to combine the Macroflux with our other renewals, we experienced a same space rent increase of just under 40% during the quarter. While this property is not of the same quality as our Pacific Research Center, the lease rate and yield on total cost serve as an excellent visible data point in support of the opportunity we have articulated at the PRC.
Now this brings us to Pacific Research Center. Because of this property is high-profile within our Company, I would like to take a step back. We acquired this property from Sun Microsystems in July of last year in an off market transaction that resulted in an acquisition price well below replacement costs.

When we acquired the assets, Sun had not determined how quickly they could leave the property and negotiated an 18 month lease on each building with the right to terminate with 90 days notice. They left the first part of the campus just eight months ago and as noted in our 8-K filing, during the second quarter we received formal notice from Sun regarding their intent to terminate the remainder of their leases effective August 15.
Upon expiration of that lease, we will have the entire campus under active redevelopment and we currently expect to complete most of the repositioning and redevelopment activities in the later half of 2008 excluding tenant improvements.
Our plan for the property from the outset was to focus on large users both life science and non-life science so our initial leasing efforts have been focused on large-scale users effectively elephant hunting for a period of time to explore the level of interest and major users who can take 300,000 square feet or more at a single time. Or even perhaps a single tenant looking to establish a major campus for themselves.
While those efforts continue as we have experienced significant tenant interest, we are now expanding our leasing efforts to consider midsize users, those with space requirements in the 50,000 to 100,000 square feet category. We believe there is significant pent-up demand for the medium-sized tenant to pursue and so we are pursuing this multitenant lease-up strategy vigorously. Our just announced lease with Macroflux in the same submarket is evidence of this trend.
Now given where we are in the year, we believe it is unlikely that we would have meaningful revenue contribution from our leasing efforts in 2007. However, our long-term lease of expectations remain unchanged. You may recall that when we acquired the property, we communicated our expectation that we would have the campus stabilized by the end of 2010. Because we plan to get back some of this space earlier than anticipated in Q4 this year we accelerated our expectations projecting the property will be fully leased by Q4 2009 with stabilization achieved in the early part of 2010.
We are very actively engaged in a wide range of discussions with potential tenants of varying sizes totaling more than 350,000 square feet. Market conditions for the San Francisco Bay area in general and the Fremont/Newark submarket in particular continue to validate our assumptions when we underwrote the acquisition. And we are extremely optimistic about our ability to create significant value for our shareholders with this campus. Again, leasing conditions are very strong really across all of our core markets.
Now this takes us now to the life science sector. I think all of those present at the International Bio Conference in Boston this past May can attest to the sense of awe in seeing the sheer volume of intellectual capacity chasing after cures in every area of human illness. We can only remain bullish on our outlook given the growth and maturation of the life science industry and the positive demographic trends which we continue to see.
As of June 30, the AMEX biotech industry was up a modest 3.1% year-to-date after being up as much as 11%. According to Burrill & Company, in April of 2007, the collective market cap of the 360 biotechs listed on the NASDAQ and AMEX Exchanges broke $500 billion for the first time.
In light of the amount of mergers and acquisition consolidation which has occurred in the industry over the past year, the value of the work performed by mid-tier biotechs has been demonstrated time and again as bio activity continues to be driven by the search for new drug technologies and valuable intellectual property.

Now anecdotally, we believe that this has resulted in an increased funding for Tier 4 companies which has created additional opportunities in our investment niche and as we look across our portfolio, we are in active negotiations in every market with prospects ranging from Tier 4 up to and including Tier 1 companies.
And with that, I’m going to turn the call over to Kent who will walk through our first-quarter results. Kent?
Kent Griffin - BioMed Realty Trust — CFO
As noted in yesterday’s press release, funds from operations for the quarter were $33.8 million, up 52% from FFO of $22.3 million in the second quarter of 2006. On a per-share basis, FFO was $0.50 per diluted share including approximately $3.3 million of other income or just under $0.05 per diluted share. Even excluding the other income, FFO per share of $0.45 would have represented a 10% increase over the $0.41 of FFO per diluted share reported in the second quarter of last year.
Total revenues for the quarter were $68.4 million, up from $48.8 million, 40% versus revenues in the year-ago quarter. On a sequential basis, total revenues were down $369,000 with a 4% increase in rental revenues offset by lower other income. Other income for the quarter included approximately $2.9 million of lease termination income with the balance approximately $400,000 related to fees from the construction of the 301 Binney project which we expect to complete in the third quarter.
Cash basis same property NOI was negative 1.4%, again negatively impacted by the lease terminations in Q1 and now Q2 which we do not include in the computation of same property NOI. However, we are well into redeveloping the Seattle space terminated during the first quarter and expect to be online in 2009. And the space terminated in Q2 was immediately released from Macroflux and we expect to begin generating revenue in Q1 2008.
Excluding these two properties with lease terminations, same property quarterly cash NOI increased approximately 2.2% year-over-year. While we believe that market rents are accelerating much faster than this as evidenced by our renewals in the Macroflux lease, our portfolio includes longer-term leases and consequently it will take time to feel the benefit of this mark to market.
Property operating expenses were lower for the quarter on a sequential basis as we noted in Q1, Q1 was higher than is typical. Accordingly expense recoveries were also down. The expense reimbursement ratio was down modestly at 85% while operating margins were up modestly at 71.7%. G&A for the quarter was $5.4 million and we are still tracking toward a G&A for the year between 22 and $22.5 million.
On June 15, we declared dividends of $0.31 per common share and approximately $0.46 for preferred share. The $0.31 dividend per common share represented approximately 62% and 68.9% of FFO and AFFO, respectively, and if you exclude the other income, we estimate the payout ratio would have been 69.4% of FFO and 76.8% of AFFO for the quarter.
We’ve raised our guidance for the year and narrowed the range a bit given that we are halfway through the year. Our revised guidance for 2007 is $1.81 to $1.87 of FFO per diluted share. This adjustment reflects the positive effect of the lease termination income and the amendments to our credit facility and secured term loan partially offset by the sale of the Colorow asset and departing tenants at Bernardo Center Drive and Fresh Pond as well as scheduled lease expirations for the remainder of the year.

As for the portfolio, at the end of the quarter the Company owned or owned interests in 68 properties with approximately 8.5 million square feet leased to 114 tenants with a weighted average lease term of approximately 7.7 years. The Company’s consolidated operating portfolio includes 50 properties representing approximately 6.2 million square feet and was approximately 90.6% leased, very consistent with the first quarter.
In addition, the Company had approximately 1.75 million square feet of repositioning and redevelopment at quarter end and construction and development projects underway representing approximately 1.7 million square feet upon completion. The Company also owns land that estimate can accommodate an additional 1.5 million square feet of office and laboratory facilities for lease to life science tenants.
As for the balance sheet, as of June 30, we had total borrowings of approximately $1.3 billion with a weighted average stated borrowing rate of 6.2%. Importantly while 57% of our debt was floating rate debt through interest rate hedge and forward starting swaps, we have effectively fixed our exposure to movements in interest rates on 90% of our consolidated indebtedness.
Total outstanding under our $500 million unsecured credit facility was $132 million at the end of the quarter and our debt to total capitalization was 40.2%. On a pro forma basis, the weighted average term of our consolidated indebtedness is 6.8 years after taking into consideration the recent amendments to the credit facility.
Now last week we amended both our unsecured revolving credit facility and the secured term loan. The primary objective in making these amendments was to improve the rate on our secured term loan which we did, reducing the credit spread by 60 basis points down to LIBOR plus 165. As this debt is collateralized by our interest in our already unencumbered assets effectively a mezzanine position in the capital stock, we are very pleased with the terms of this financing.
We also took the opportunity to amend our unsecured credit facility increasing our overall covenant flexibility, extending the overall term from three years to four years so instead of maturing in June 2009, it is now pushed out until August 2011, plus we have another one-year extension option. At the same time, we were able to lower the credit spread 5 to 10 basis points depending on where we are on the leverage grid. So the old range of LIBOR was 110 to 160 is now 100 to 155.
And lastly, while it wasn’t our initial intention when we launched the transaction, given the current turmoil in the credit markets broadly, we took advantage of additional demand and upsized the facility to $600 million. And with the accordion feature, we could potentially increase the size of the facility to $1 billion.
In short, we obtained more availability, additional term, greater flexibility and a lower credit spread which will lower our overall borrowing costs and we did so in the midst of a highly sensitized credit market.
We are very pleased that our lenders have recognized the strength and stability of our Company and enabled us to amend our facilities in this manner and I wanted to thank KeyBank and all of our lenders for their sustained support and commitment to BioMed.
We now have total capacity of $600 million under our revolving credit facility and $550 million under our Center for Life Science Boston construction loan for total capacity of $1.15 billion. Net of amounts outstanding at quarter end we have over $660 million of availability. We feel very comfortable with our overall capital position with about $340 million left to spend on our four construction and development projects. Furthermore, we have less than $50 million of mortgage maturities in total remaining for all of 2007, 2008 and 2009 and our anticipated contributions to the Prudential joint venture are less than $50 million.

So while you’ve heard us state this pretty much on every call, we will continue to work toward maintaining a conservative capital structure with adequate capacity to fund our investment program going forward.
As for the share buyback topic which is of course something that we and probably most REITs are getting a lot of questions about. Let me start with stating we have not announced anything and our Board has not authorized a share buyback at this time and if we had something to announce on this call, we would certainly do so.
But as to our general take on buybacks, we talked in the past about our strong preference to not make interest rate or stock price bets. We believe that is not our core business. Our business is making real estate investments and properly capitalizing them with a prudent amount of debt and equity capital. When we have issued equity in the past, it has had less to do with our stock price is trading on any given day, but much more to do with the prudent capitalization of our investment program.
Now, certainly implied cap rates can make a very compelling case for share buybacks during the recent pullback, and that is true for probably may REITs and particularly true for BioMed. And it is something we will continue to monitor and look at very closely.
On the other hand, we’ve worked very aggressively to maintain a conservative capital structure, if it is possible to be aggressively conservative. Over the past three years, we’ve grown the Company in a fiscally responsible manner to provide us with maximum flexibility to pursue our business plan and we’re not inclined to throw it away quickly by aggressively leveraging up the balance sheet.
While it’s been said that we’ve been conservative from a capital perspective, we are very pleased right now to have excellent balance sheet flexibility which we believe will not only allow us to continue to operate effectively and execute on our business plan, but really thrive in a competitive environment against various local competitors who may have overcommitted or overextended themselves and have limited access to capital.
With that, I’ll turn it back over to Alan.
Alan Gold - Chairman, President and CEO
Thanks, Ken. Before I turn it over for questions, I want to again thank our team across the country for another solid quarter and their continuing efforts as we continue on our mission of being the leading provider of real estate to the life science industry.
So, operator, let’s open the phone for any questions the audience may have.
QUESTION AND ANSWER
Operator
(OPERATOR INSTRUCTIONS) Steven Benyik, Credit Suisse.

Q — Steven Benyik
Good afternoon, guys. A question on your expected development yields for CIP assets versus the predevelopment assets; can you just compare those two?
A – Alan Gold
I guess on the development side, excluding the Center for Life Science which we’ve talked about at length that we have targeted a yield north of 6.5 in somewhat of a unique situation. In the other cases, we typically target unleveraged yields in the 9 to 10 range.
Q – Steven Benyik
That’s for construction in progress?
A – Alan Gold
Construction in progress. It does vary if it is a pre-leased opportunity or not. So on the pre-leased opportunities, it might be in the high single digits versus if it were either spec or if it was redevelopment, probably approaching more double digits.
Q – Steven Benyik
I guess then on your development funding, you said you had $340 million to spend left on the CIP projects, about $50 million on the Pru projects with $660 million availability. I guess if you factor in what might be spent on the research center since you only spent, I guess, in the $200 or $300 million range, and given the time frame it is going to take to complete that, can you kind of talk about your longer-term development funding and how that is going to play out as you pay for redevelopment costs out of the research center?
A – Kent Griffin
Well, the amount that we spend on the Pacific Research Center will of course depend on the amount of laboratory buildup that we ultimately do, which is why that amount is TBD in our supplement. But even if we were to do a full lab buildout, we believe we would have capacity for, under our existing facilities, to fund all of our current investment programs. So we would not necessarily need any capital, and that ignores the fact that we have a very small number of properties that are actually encumbered today.
So we have a lot of flexibility in terms of both the redevelopment and development assets that we could put mortgages on or do other things, as well as a number of unencumbered properties in our current portfolio.
Q – Steven Benyik
Okay. Finally, can you discuss cap rates on the acquisitions and the disposition during the quarter, and then I guess what you’re seeing in each of your markets for cap rates?

A – Alan Gold
Acquisition cap rates have been highly accretive. We’ve talked about the acquisition cap rate with the Arena transaction north of 9, the cap rate for an acquisition we did in Maryland is in that same very highly accretive area. We are still seeing off-market opportunities at attractive cap rates; however, for a marketed transactions, large market transactions, we are seeing significant cap rate compression. Our competitors are paying significantly below the 7% or 6.5% that we have seen in the past.
Q – Steven Benyik
And then just on your markets overall, major markets?
A – Alan Gold
Cap rates overall in our major markets, I think that is pretty much the same for everyone of our major markets.
Q – Steven Benyik
Thank you.
Operator
Paul Puryear, Raymond James.
Q – Paul Puryear
Good afternoon, guys. Alan, just following up on that last question, is it fair to say this is not a leveraged buyer business? Is that an inaccurate assessment?
A – Alan Gold
I think today a buyer who is seeking significant leverage is going to have a difficult time obtaining commitments but we haven’t seen any change or any move so far in the excitement or desire of for this property type and the capacity for people to pay up for the property type.
Q – Paul Puryear
Yes. It just seems like with risk profile that maybe you don’t see the sort of the financial buyer to the same extent you do in some other property types.

A – Alan Gold
But you’ve got to keep in mind even though we have a lot of conversation about the number of new potential buyers in this product type, there is still a very limited lender and investor universe for this product type. And even when transactions were being acquired in the past, they weren’t really the financial buyers buying this asset, this was really the buyers who were willing to put and had the ability to put significant amount of equity capital in place.
Q – Paul Puryear
You’ve talked about Pacific Research Center somewhat but when you bought the property a year ago as I recall, you were talking about 1 million plus square feet that was in the market, large users. Are the elephants still out there? What’s happened to that market?
A — Alan Gold
Across the Bay area we are seeing demand, potential demand in well over 12 million square feet across the Bay Area. And in that submarket itself, we have seen significant demand. We just haven’t seen it land anywhere yet. Over the last quarter or so, in the greater non-life science and life science type transactions over 3.2 million square feet has landed in certain areas just sucking up other unavailable square footage in the market. And we continue to see tremendous interest in our product we just have not yet signed the one definitive lease yet.
Q – Paul Puryear
In Cambridge, is the leasing still as strong as last quarter? And I guess as you look at Life Science Center Boston, is the strategy about the same here you are still waiting for even higher rates?
A – Alan Gold
The market continues to be very, very strong in the Cambridge and Boston area. And we still are looking at completing the shell in mid ‘08 for the Center for Life Science Boston. We are in serious negotiations on one floor at Center for Life Science Boston with a high-quality tenant and have had interest in the balance of the space from existing institutions in the market.
So it is not to say that we are holding anything off, but we are certainly being very judicious as to the type of tenants and the type of proposals that we send out there for the Center for Life Science Boston. We are very excited about that project and the opportunity to generate the significant returns that we believe are available to us.
The tenant interest in the Cambridge market has just been phenomenal. We have entertained full building users, a number of full building users, whole floor users and we’re just trying to the puzzle together to make sure that we capture the highest quality and the highest return for our shareholders.

Q – Paul Puryear
Thanks. Ken’s got a question.
Q – Ken Avalos
I was hoping you could talk about the accounting impact of PRC in ‘08. And I guess if you are going to keep doing redevelopment work or development work there, specifically interest capitalization?
A – Kent Griffin
Sure. When we get back the just over 400,000 square feet in the third quarter, we would expect our capitalized interest number to go up in Q3. And then we would continue to capitalize interest so long as we continue to do our repositioning and redevelopment activities which at this point we are expecting to be through at least midyear, and it is unclear at this point when we would complete those. And then to the extent we have tenants in place, we would continue to do the tenant buildouts and lease the space.
But for the portion of the property that is not leased, we would see capitalization once the repositioning and redevelopment activities cease or are put on hold.
Q – Ken Avalos
Thanks. We have heard of an asset out there being marketed in the Fremont submarket for numbers in the $300 to $400 a square foot range. Does that sound like the market out there right now?
A – Alan Gold
We have heard the same thing and we know there is a large portfolio out there being marketed in that range and so we’ve heard the same thing. We will have to see whether it is successful or not.
Q – Ken Avalos
That is all I have.
Operator
David Cohen, Morgan Stanley.
Q – David Cohen - Morgan Stanley
Just going back to the Pacific Research Center, you talked about some of the other larger tenants landing in some of the other available spaces. When you talk to the brokers, what is the feedback from some of those large tenants? I’m trying to figure out why are they not choosing Pacific Research Center right now?
A – Alan Gold
I don’t think they are necessarily not choosing. I think what we are focused on is the type of demand that exists out there. And you are getting a lot of users who are renewing at their existing space or staying near the West Bay side. As we have always described, this location is a location where it is going to potentially drive demand from the north or from the south and as the north and the south become tighter and tighter, it is going to push these tenants to commit to this location.
Now we have as I described in my remarks entertained and turned down a 300,000 square foot tenant for one reason and we have a serious negotiation of over 350,000 square feet with tenants now. We have also, just as we described, signed a 55,000 square foot, almost a 56,000 square foot lease in the submarkets adjacent to it. And there have been other tenants that have landed in that same submarket. So there is tremendous interest in the submarket.
We initially focused on the single large tenant type user and to the exclusion of the smaller tenant type users and now we have changed that focus to allow the smaller user to lease space there and we expect and our very confident that we will have significant progress moving forward.
A – Kent Griffin
I think that is an important point that Alan referenced. We explored a potential tenant in the neighborhood of 300,000 square feet that certainly would have put us ahead of our own plan for leasing the space but we believe it was not the right thing for the property and in terms of maximizing value for the space, and so we passed on it and I think we’re going to continue to do what is in the best interest of trading value out of that property.
Q – David Cohen
Can you give us some more color on why that tenant wasn’t right for the property?
A – Alan Gold
Basically because they had as part of their process a certain hazardous material they were intending to bring onto the site that we did not want on the site.
Q – David Cohen
Okay. You talked about the 40% re-leasing spread. Can you just talk about the embedded mark-to-market in the portfolio if you were to re-lease everything? I know you obviously have long-term leases but how below market are your rents in general?

A — Kent Griffin
We haven’t quoted that other than to say when we look at it space by space and market by market, we are very comfortable that we are at or below and seemingly more below everyday market rent. And I think that is particularly evidenced by this quarter where we had north of 30% same-space leasing results whereas our same property, cash NOI growth is only in the 2% neighborhood.
Q – David Cohen
But how much of that 30, 40% was related to the mix of space? I would guess that it is not a general statement I can make about the portfolio?
A – Kent Griffin
No. I think that would certainly be aggressive in some areas but conservative in others. So you really have to go space by space and we don’t provide a summary.
Q – David Cohen
On the acquisition opportunities, are you seeing more or less product? It sounds like there is one portfolio in the Bay Area but are there more or less properties that you are able to look at today? And what was the impact of the credit markets, how is that all playing out?
A – Alan Gold
I think there continues to be and I think it is evidenced by our continued acquisition of the one-offs, we continue to see our one off opportunities and we are taking advantage of those across the markets. When we think that there is no more portfolios, two more portfolios pop up and so there is opportunity. There continues to be opportunities out there and the whole credit issue is actually fairly new. There still seems to be opportunities that have been started to come to the market before their credit or are still coming out and we are looking at most of them.
Q – David Cohen
When you were talking about all of the availability in terms of all of your capacity, just curious as to how much do you think you could acquire. What would you do if you had the opportunity considering if Pacific Research Center grows well and you have to lay out a lot more CapEx for that?
A – Alan Gold
Is your question related to just the PRC?
Q – David Cohen

No. Just given your capacity, how much would you be willing to acquire at this point in time?
A – Alan Gold
I think that is a difficult question to answer – it is all relative to the opportunities.
Operator
Jordan Sadler, KeyBanc Capital Markets.
Q – Jordan Sadler - KeyBanc Capital Markets
Just wanted to come back to the leasing a little bit. Where are you relative to the full-year leasing target of 200,000 to 300,000 square feet of net absorption for ‘07 ex Sun at the PRC?
A – Kent Griffin
Sure. I guess if you look and from the time we give guidance to today so we gave guidance after the third quarter, we had right around 630,000 square feet of expirations for the rest of ‘06 and for ‘07. So in order to hit the 200,000 to 300,000 square feet range of absorption, we would need to have achieved between 800,000 and 950,000 square feet of leasing.
In the fourth, first and second quarters, we have done a total of about 800,000 square feet of leasing. Now that gets a little bit jumbled because sometimes some of that is extending leases that weren’t necessarily expiring, and we certainly acquired properties that have near-term expirations. So the numbers are difficult to roll forward but in aggregate, we were targeting 800,000 to 950,000 square feet of leasing. We have already achieved 800,000 and so at that the run rate, we would certainly meet our leasing expectations for the remainder of the year.
Q – Jordan Sadler
And your expirations obviously aren’t taking into account the terminations that you have experienced in the first couple of quarters?
A – Kent Griffin
Correct. We have separated the expirations from the terminations, yes.
Q – Jordan Sadler
Okay. Then in terms of assets that are held for sale, the out parcels, what are the expected proceeds from those pieces?

A – Kent Griffin
Are you talking about within the joint venture?
Q – Jordan Sadler
Yes, from the JV and then your share.
A – Kent Griffin
20% would be our share generically. That is our interest in the JV.
Q – Jordan Sadler
So what will be gross proceeds?
A – Kent Griffin
We have not communicated the gross proceeds yet because we are obviously negotiating those potential sales.
Q – Jordan Sadler
How about an order of magnitude? Is it a meaningful number?
A – Kent Griffin
Those were a pretty small portion of the overall investment. We are talking about some land in Houston and the Kendall property which was not overly material portion of the whole JV.
Q – Jordan Sadler
Okay. Then coming back to leasing, you mentioned 301 Binney significant activity and interest there. What are asking rents now in 301 Binney?
A – Alan Gold
I think the market asking rents are ranging now from $55 to $65 triple net with TIs ranging from $75 to $125.

Q – Jordan Sadler
Holding somewhat relative to the last quarter or so?
A – Alan Gold
I would agree with that.
Q – Jordan Sadler
If rents are somewhat holding, can you maybe reconcile that with the thought process and decision to maybe break ground on another speculative parcel this quarter?
A – Kent Griffin
There are two factors there. What are rents and then what is the aggregate level of demand? First of all, there is not a lot of space of size so you are not going to have a lot of true data points which is why the number, the actual market estimate is not going to move materially between quarters until you have some data points to prove it out. But when you look at the aggregate demand levels, those are certainly not decreasing and continue to see an increase.
Q – Jordan Sadler
And I can appreciate that and I think you guys have talked about that for some time and you have said leasing conditions are very strong. We hear that in the market but they’re not yet translating into leases. If we were to sort of have maybe a six-month view of the Company, where do you think we would be in terms of commitments on some of your bigger developments here including 301 Binney and Center for Life Sciences? Are we going to have significant leases in hand or is it just still too soon? And at what point do you become concerned that you’re missing a window of opportunity as other development can potentially come up on the board?
A – Kent Griffin
If we saw a material amount of leasing being executed in that market by others, then we would be concerned that we’re letting tenants go away but there is nowhere for tenants to really go so we’re not seeing that occur.
Q – Jordan Sadler
Can you maybe quantify the demand somehow or the requirements that are in the market?
A – Alan Gold
Well, I mean quantify the demand in number of square footage?

Q – Jordan Sadler
Yes, what are the requirements that are out there?
A – Alan Gold
We’ve seen demand in excess of 600,000 to 700,000 square feet out there.
Q – Jordan Sadler
Are those all lab space tenants?
A – Alan Gold
Those are all lab space tenants.
Q – Jordan Sadler
There were rumors that Google was snooping around with you guys. Is that outside of Google?
A – Alan Gold
The number I quoted is lab space tenants.
Q – Jordan Sadler
Okay. Would you entertain leasing to a non-lab space tenant like a Google?
A – Alan Gold
I think when we talked about PRC, we indicated that we would entertain non-life science type users in that project because that would be to the benefit of the shareholders. So we will look at whatever maximizes the value to our shareholders and whether it is Google or whether it is Genzyme.
Q – Jordan Sadler
That makes sense. Then just in terms a little bit of a house cleaning issue, what were the components of other income, Kent?

A – Kent Griffin
The $2.9 million of lease termination income and the balance was roughly $400,000 related to fees from the Prudential joint venture which were essentially related to the construction of the 301 Binney project.
Q – Jordan Sadler
Will there be some ongoing fees from that JV, just from the management of at least 301 Binney Street?
A – Kent Griffin
There will be but we would expect those to trail off in the third quarter. We are completing shell and of course shell construction in the third quarter, there is still some time to do the TI buildout before the tenants are in place. And that property currently is 27% leased. So for the balance of the year, we would anticipate that those fees would be not significant.
Q – Jordan Sadler
Lastly, I appreciate the commentary on the buyback. I guess just to the bottom line, it sounds like you guys will not necessarily recommend buybacks to the Board at this point because you have other opportunities. Is that about right?
A – Kent Griffin
I think we are consistently evaluating lots of different things and the buyback is of course more appealing today than it has been at times in the past. So we are certainly looking at it but we are pretty excited about where we sit and we feel like our capital position is probably one of the best in the industry. And while we are not seeing any evidence of movements in terms of asset pricing going the other direction, if that were to happen because of capital constraints we would be very excited to be in our position.
Q – Jordan Sadler
I just have one more. You mentioned the Macroflux lease and the East Bay submarket near Newark or Fremont – I didn’t get the rent numbers there. I thought they had a three handle on them on an annual basis. Is that something that is achievable at PRC?
A – Kent Griffin
That or higher. Yes.

Q – Jordan Sadler
Is that for some component of PRC or is it for the entire?
A – Kent Griffin
That would be for the portion that we would convert to lab space.
Q – Jordan Sadler
Okay.
A – Kent Griffin
So that we wouldn’t expect to get that as office or shell rents.
Q – Jordan Sadler
How much could you do lab space at PRC?
A – Alan Gold
Of the 1.4 million, we believe at least 1.1 million is easily converted. You could probably convert a little bit more but we don’t believe that there is going to be 1.1 million square feet of laboratory demand in that location in the short run. Over the long run we do, but not in the short run.
Q – Jordan Sadler
Okay, great. Thanks, guys.
Operator
Omotayo Okusanya, UBS.
Q – Omotayo Okusanya - UBS
Good morning, guys. Fairly new to the story so I just had a couple of questions. One, the development yield on Center for Life Sciences I believe you mentioned it was 6.5%?
A — Alan Gold
Right.

Q – Omotayo Okusanya
What is that based on in regards to rental rates? What rental rates are you assuming?
A – Alan Gold
In that case we assumed that the property is 80% leased and effective rents in the neighborhood of just over in the $67-ish neighborhood. And if we were to lease the balance of the space at that same rental rate, we would end up with a yield of right around 6.5%.
Q – Omotayo Okusanya
Got it.
A – Alan Gold
We certainly think there is potential to improve upon that but it is 80% leased so you’re not going to turn that into a 10.
Q – Omotayo Okusanya
Okay, great. The second thing, if we do end up in a market over the next 12 months where you see cap rates start to drift up, how would you kind of look at potentially making acquisitions as you did in most of ‘05 and ‘06 versus putting the capital to work to other uses, or the developments or buybacks or whatever else there may be?
A – Alan Gold
I think it is all opportunistic and driven by the specifics of the opportunity but clearly if you saw stabilized cap rates or cap rates on stabilized acquisitions move up where you could get similar turns with theoretically lower risk profile that would sort of sway the balance toward our investment pipeline to focusing more on the stabilized acquisitions.
But just to be clear, we have seen no evidence of that yet. In fact evidence continues to push things the other way even in the course of the past couple of weeks. So it is a theoretical discussion at this point. It would be very interesting if things go that way but we haven’t seen it yet.
Q – Omotayo Okusanya
Last question in regards to PRC, and I think it is part of the strategy if you don’t get a lot of demand for lab space, you could convert it to office and things of that nature. But kind of right next door in Fremont with Ardenwood, it is a huge office complex there. Any kind of concerns that you would be competing against that complex if you are forced to have more office space than you initially anticipated?

A – Alan Gold
No, just the opposite. I think that we like competing with the office space there because one, we believe we have a higher quality product and can achieve higher quality rents than they have there. But they are also being marketed today with an asking price I guess in excess of $360 a foot.
Q – Omotayo Okusanya
Okay, great. Thank you.
Operator
Frank Greywitt, RREEF.
Q – Frank Greywitt – RREEF
It’s Frank. A couple of questions. Can you talk about any operating properties that are going into redevelopment in the next 12 months? I believe Eccles is one of them. Is there anything else?
A — Alan Gold
We would expect the property at Ardenwood to move out of the operating portfolio. Actually I take that back — just to move into a lease-up state because it’s got a lease expiring in the next remainder of the year but we don’t have it slated to move into redevelopment until we have a tenant.
Q – Frank Greywitt
In Ardenwood or in Eccles? I’m sorry.
A – Alan Gold
I was referring to Ardenwood. Ardenwood is not going to go into the redevelopment and Eccles would.
A – Kent Griffin
Eccles would.

Q – Frank Greywitt
Until you get a tenant, you would be expensing the operating expenses?
A — Alan Gold
That is correct.
Q – Frank Greywitt
I thought you said something about a $15.6 million non-life science sale in Kendall Square?
A – Alan Gold
Yes.
Q – Frank Greywitt
Is that part of what you have for sale from your Prudential venture? I was assuming that was like the apartment?
A – Kent Griffin
That is correct. That is within the joint venture and so it is the — referring to the specific point — it is the 350 E Kendall E-1. It shows as 25,000 rentable square feet but there is additional land as a part of that so we didn’t get $600 a foot.
Q – Frank Greywitt
Okay. And then would you say that is a majority of the non-core stuff from Lyme? How would that compare with the remaining sale?
A – Kent Griffin
We would call that all of the non-core components of that portfolio in Cambridge. There’s the two other non-core pieces which are Yale and Houston. The only exception being the apartments which as we highlighted are part of the ground lease of Roger Street so while it is non-core, they are not held for sale because we can’t unlock that for the foreseeable future.
Q – Frank Greywitt
And two more things. One on the capitalized interest for PRC. I appreciate you addressing that. It sounded like as far as what your expectations are it is going to be mid ‘08 before you would even consider expensing any of that. Is that true?

A – Kent Griffin
I think that is our preliminary plan today. We will reassess in more detail when we go through our annual guidance for ‘08 which we will be doing this fall.
Q – Frank Greywitt
Finally on the stock buyback question, I guess you have, I believe, at least a few non-core assets such as Balboa Avenue. Why not take this opportunity to at least take advantage of your lower stock price, sell some non-core stuff at similar cap rates that you can buy back your portfolio at? Why not play that game?
A – Kent Griffin
I think you hit it on the head, is I’m not sure that that game is necessarily our business. I think we will consider and we do consider some assets if it’s time to harvest those and if it seems like an appropriate thing, we will certainly do that. And if we had significantly more capital available to us than we foresaw in terms of potential investment opportunities, we would then be inclined to maybe roll some of those proceeds into a share buyback. But our bias is against the share buyback, just for the record.
A – Alan Gold
And for the record, the whole concept of selling assets in the REIT format when the fact that the Company has only been around for three years as we described at the beginning of the call, we are subject to certain REIT restrictions on sales, which makes that type of program very problematic at this point.
Q – Frank Greywitt
You view the risk return on development here to the risk of return on buying back your stock? Is that basically it?
A – Alan Gold
The issue with buying back stock is we are not stock pickers, right, and while we all can look at the tremendous discounts based on published NAVs that apply to us and others, that’s certainly very, very compelling. On the other hand, just like why all of our shareholders perhaps struggle to support the stock in a declining market is you don’t know where the REIT market goes, and we have no control over that.
So we don’t really want to get into the business of trying to pick the REIT market certainly as noted on many publications it certainly seems like there is a disconnect between share prices and asset values which you don’t expect it to hold forever.

Q – Frank Greywitt
Okay. Thanks, guys.
Operator
Chris Pike, Merrill Lynch.
Q – Chris Pike - Merrill Lynch
Good morning or good afternoon. I guess, Alan, a question for you. Back eight, nine years ago when you were executing deals in the life science industry, how did the credit crunch issues starting in mid 1998, how did that insight pricing for life science? How did that impact the lending environment? Did cap rates expand and back up and how did things differ this time around?
A – Alan Gold
Well, back in 1998, as a private company we were able to continue to make acquisitions and we were still able to source lenders to do those acquisitions, but back in 1998, we talked about a limited lender universe today; it was much, much more limited back then. So that was one thing. I think the demand for the product-type was very high then and other products, the demand for other products was lower. So the lenders interest in moving forward with that type of transaction was easier to gauge or easier to convince to do a deal back in 1998.
We really didn’t see any sort of cap rate compression or expansion. Actually we saw I think cap rates perhaps getting a little bit tighter or lower back then because of the fact that the rest of the market was having such a difficult time in 1998. How it happens – in my mind, it is too soon to tell. It is just way too soon to tell.
Q – Chris Pike
I just figured being that you were doing this back then you may have some insights on how on the margin things move from here on out. Back to Jordan’s question on PRC, did I hear you guys currently are you guys currently negotiating with a non-life science user for a portion of that space?
A – Alan Gold
For PRC?
Q – Chris Pike
Yes, sir.

A – Alan Gold
Part of the demand that we are currently negotiating on includes some non-life science users, yes.
Q – Chris Pike
Can you quantify that in terms of what of parcels are potentially being negotiated from a non-life science perspective?
A – Alan Gold
We’re looking at tenant sizes that range anywhere from 50,000 to 100,000 square feet and that are non-life science users.
Q – Chris Pike
Okay. And then on a related question, you indicated that I guess because of hazardous waste materials you I guess elected not to pursue a lease with a larger user. Are you starting to see smaller users in that Tier 4 approach you more often? And maybe you’re just feeling a little too exposed down in that tier or would you basically be willing to fill up in a multi-tenant type fashion with those lower or higher tier tenants?
A – Alan Gold
No, we are not entertaining any Tier 4 type proposals.
A –Kent Griffin
Yes, Chris, less than 2% of our rents come from the Tier 4 type tenants.
A – Alan Gold
Those Tier 4s are traditionally in the 2000, 3000, 4000, 5000 square foot size. That is not the market or product-type that we are interested at all.
Q – Chris Pike
So when it does go life science to what extent it does, you’re really targeting Tier 3?

A – Alan Gold
Tier 3 and Tier 2 and potentially Tier 1s, yes.
Q – Chris Pike
Okay. Just a couple of others here. In terms of the bump in reimbursements, can you help me understand what is happening there and how should we look at that for the remainder of the year?
A – Kent Griffin
When you say the bump in reimbursements –
Q – Chris Pike
Going down.
A – Kent Griffin
I was going to say the reimbursements went down primarily because our operating expenses went down. And we talked about in last quarter the Q1 was a little higher than typical in terms of the operating expenses as so the reimbursements were proportionately were higher in Q1. As a percentage it is 85% which is down modestly, the aggregate dollar difference between 86 and 85 is pretty small so there is no one reason for it.
Q – Chris Pike
Okay and I guess back to Frank’s question. I guess, there is no other NOI leakage into the Prudential joint venture? I guess one of the other companies I follow this quarter, last quarter they were seeding a joint venture and sometimes when you seed a joint venture depending on the closings, depending on when things happen if you’re not careful to make sure that pushes down through to equity earnings you may be disappointed in the top line in the forward quarter. So everything is pretty much done and sealed and closed, correct? So I should really be thinking of it on a run rate basis that way?
A – Kent Griffin
I’m not sure exactly what you mean by leaking we are going to get because we are into contributing. We bought those assets right into the joint venture so no assets came out and went into the joint venture. When we did comment, when we bought the assets and we did the joint venture, that it would be pretty close to neutral for the balance of a year. So not much of an impact from the income from the JV. While there might be a mild loss in the JV, you add back depreciation and the fees, it is very neutral.

Q – Chris Pike
Thanks a lot, guys.
Operator
(OPERATOR INSTRUCTIONS) Steven Benyik, Credit Suisse.
Q – Steven Benyik - Credit Suisse
Earlier you had mentioned the increased institutional interest in life science assets and I was just wondering I guess on a go forward basis for any future potential JVs, would you guys consider contributing existing assets as opposed to doing what you did with the Prudential JV?
A –Alan Gold
We would and we will. Yes, we would.
Q – Steven Benyik
And there is no timing on that in terms of in the next couple of years versus subject to market forces?
A – Alan Gold
Yes, I think it is subject to the opportunities, whether it is the specific asset or the specific joint venture partner. We talked to [inaudible] when we bought the Center for Life Science about the fact that is an asset that we think could be conducive to a joint venture but there are lots of ways joint ventures get structured for all different types of investors whether it is the core type investor with a lower return expectation versus the development JVs. There are lots of different ways we could do it.
We don’t have any need to do a JV at the current time but it’s something we do consider and we will continue to do that.
Q – Steven Benyik
And just two quick ones. Are there any additional lease term fees in the guidance range?
A – Kent Griffin
Going forward, no.

Q – Steven Benyik
And finally, what would the rent have been on the Ardentech related space had it not been terminated for 2Q?
A – Kent Griffin
The rental rates were in the $20-ish neighborhood.
Q – Steven Benyik
Great, thank you.
Operator
Stuart Seeley, Morgan Stanley.
Q – Stuart Seeley - Morgan Stanley
Good afternoon. Can you guys just remind me what are your external growth goals for 2007? How much have you acquired in dollars so far and how much do you anticipate acquiring before the end of the year?
A – Alan Gold
We acquired the $507 million joint venture assets in the joint venture with Prudential. We have acquired the $50 million and the $15 million transaction in the second quarter and we acquired the $33 million transaction with Torreyana in San Diego in the first quarter.
A – Kent Griffin
In our supplement on page 29, we highlight that we have acquired just over $600 million in total, $605 million which is about 713,000 square feet.
Q – Stuart Seeley
And as part of the overall business model, do you anticipate making further acquisitions in 07?
A – Alan Gold
We don’t have acquisitions in our guidance and so we don’t have a specific expectation externally. That said, our acquisition department is still very active and engaged and busy and looking at lots of different opportunities. So we are certainly continuing to pursue acquisitions and we will continue to do that. We would generically expect to continue to make new investments whether it is in larger acquisitions or smaller assets or what have you but we don’t have a specific target.
Q – Stuart Seeley
I guess what I am getting at and I don’t want to beat this buyback issue to a pulp and I hear you that you say you are not stock pickers and I guess you’re not speculating on your own multiple. And I guess that is a merciful choice but I think that is a rather novel response. I haven’t heard that one yet but certainly you do have a view as to what the true value is of your underlying assets. And I guess does it take an extra wide spread between the implied value of the real estate as suggested by your stock price before you would stop growing externally? Or is there some, are you still a maturing company so you still have a scalable infrastructure that you are looking to fill out?
A – Kent Griffin
I think our infrastructure and our scaling I think we have been pretty successful in achieving those objectives. From a long-term perspective, we are still very bullish on the prospects for life science industry and more importantly the prospects for life science real estate. And so we think there is a lot of opportunity out there to grow and we want to be positioned to take advantage of that opportunity. And while it is very interesting and compelling and we do look at it and we will continue to look at it.
We have not ruled it out and will not rule it out. We just wanted to be clear so people that understand where our bias is. We think long-term there is a lot of opportunity and we have worked really hard at making sure that we are structured in a way that we have full capacity to fund all of our investments that we foresee and that is giving us tremendous flexibility which will enable us to create more value in future investments.
So we are just not inclined to rush out and lever up the balance sheet and take away all of the future opportunities that we would be taking away by doing that.
Q – Stuart Seeley
I hear you loud and clear on that but I guess what I am getting at is on a leverage neutral basis, you would think that you would have to take into account the prevailing price of your stock as an overall long-term weighted cost of capital in order to properly evaluate investing long-term. And again, what I’m trying to get at, how wide a spread do you need between the value of your own real estate versus private market potential opportunities?
A – Alan Gold
We could give you that opinion but really that is something that our Board needs to continue to evaluate and will be evaluating over time. Okay?
Q – Stuart Seeley
Very good. Thank you.

Operator
John Guinee, Stifel Nicolaus.
Q – John Guinee - Stifel Nicolaus
You’ve done a great job answering a lot of the same questions again and again. When I look at it I come up with debt plus preferred to total market cap including your share of the unconsolidated JV is already at about 50%. And then your unfunded liabilities in terms of Center for Life Science and probably $100 a foot in TIs for all the vacancies at a couple hundred million dollars, it seems to me that it would be imprudent to buy back shares because of your debt to total market mark plus preferred to total market cap. Is that a fair statement?
A – Kent Griffin
I think debt to total market cap is a difficult measure in today’s environment certainly. We were at 45% as of the end of the quarter. So I don’t think that is the easiest metric to look at today. I don’t know that it would be imprudent to do a stock buyback because I do think we do have capacity to fund everything we need.
But I think we are unique in the sense that we have capacity to fund everything on the horizon which is different and that includes mortgage maturities and other things which I’m not sure if you looked at most REITs out there if you looked at all their capital requirements for the next three years, I’m not sure most of them could say they wouldn’t have to do some sort of asset sales, refinancings, joint ventures or what have you to accomplish that. And I think we are unique in that position.
So I don’t think it would be imprudent, I just think it would tie our hands with respect to other opportunities.
Q – John Guinee
Okay, great. Thanks.
Operator
At this time we have no other questions and this will conclude the Q&A session.
Kent Griffin
Just one quick note for folks. We have re-posted the supplement with a couple of cleanup items but most importantly we have added to page 8 just a little illustration of the leasing based on the old format and the new format and what you can see which is not a surprise that it is very consistent. But wanted to just provide that for everybody. So that is out there on the Web for those folks.

Alan Gold
We would like to thank everybody for joining us here today and thank the team again and we will see you all on next quarter. Thank you all.
Operator
Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Good day.